Exhibit 99.1

Emmaus Life Sciences Reports Q2 2023 Financial Results

Record Net Revenues Contributed to Income from Operations

Sixth Straight Quarterly Increase in Net Revenues

Torrance CA, August 14, 2023 - Emmaus Life Sciences, Inc. (OTCQX: EMMA), a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease, today reported on its financial condition and results of operations as of and for the three and six months ended June 30, 2023.

Recent Highlights

“We are pleased to report record net revenues for the quarter and six months ended June 30 owing to a jump in sales in the Middle East North Africa region and continuing recovery in U.S. sales compared to 2022. As a result, we were able to generate over $3.3 million in quarterly income from operations. Net revenue growth accelerated in the quarter, and we hope to continue this trend through the end of the year even without regard to the prospects for potential marketing approval of Endari in the Kingdom of Saudi Arabia,” remarked Yutaka Niihara, M.D., M.P.H., Chairman and Chief Executive Officer of Emmaus.

Financial and Operating Results

Net Revenues. Net revenues for the three months and six months ended June 30, 2023 were $10.8 million and $17.5 million, respectively, compared to $4.3 million and $7.5 million, respectively, for same periods in 2022. The increased net revenues were primarily attributable to a $4.1 million increase in net revenues from sales in the Middle East North Africa (MENA) region in Q2 2023. Net revenues in Q2 and the three months and six months ended June 30, 2023 also were positively affected by increased U.S. sales compared to the same periods in 2022.

Operating Expenses. Total operating expenses for the three months ended June 30, 2023 were $6.9 million, compared with $5.3 million for the same periods in 2022. Of the increased operating expenses in Q2 2023, $0.6 million was attributable to an increase in payroll expenses related to sales personnel and $1.0 million increase in general and administrative expenses. Total operating expenses for the six months ended June 30, 2023 were $14.4 million, compared with $10.6 million for the same period in 2022. The increase was due to a $1.2 million increase in share-based compensation, a $0.8 million increase in payroll expenses and a $0.6 million increase in consulting fees.

Income From Operations. Income from operations for the three months ended June 30, 2023 was $3.3 million, compared to a loss from operations of $1.4 million in the same periods in 2022. Income from operations for the six months ended June 30, 2023 increased to $2.2 million, compared to a loss from operations of $4.5 million for the same period last year. The increase income from operation resulted from higher new revenues in 2023 compared to 2022. Income from operations in Q2 2023 also increased by $4.5 million, or 385%, from $1.2 million loss from operations in Q1 2023 as a result of the increase in net revenues in Q2 2023.

Other Expense. Other expenses decreased to $4.8 million for the three months ended June 30, 2023, compared to $7.3 million in the same period in 2022. Other expenses for the six months ended June 30, 2023 increase to $7.2 million from $5.8 million in the same period in 2022. Other expenses in Q2 2023 included a decrease of $2.6 million in change in fair value of embedded conversion option of convertible promissory notes, partially offset by a $0.5 million increase in interest expense compared to Q2 2022.

Net Loss. For the quarter, the company realized a net loss of $1.5 million, or $0.03 per share based on approximately 52.9 million weighted average basic and diluted common shares. This compares to a net loss of $8.9 million, or $0.18 per share based on approximately 49.3 million weighted average basic and diluted common shares for the second quarter of 2022. The decrease in net loss was primarily attributable to the increase in income from operations and decrease in other expenses discussed above.

For the six months ended June 30, 2023, the company reported a net loss of $5.0 million, or $0.10 per share, based on approximately 51.8 million weighted average basic and diluted common shares. This compares to a net loss of $10.4 million, or $0.21 per share, based on approximately 49.3 million weighted average basic and diluted common shares for the six months ended June 30, 2022. The decrease was due to the increase in net revenues, partially offset by the increase in operating expenses.

Liquidity and Capital Resources. On June 30, 2023, the company had cash and cash equivalents of $1.4 million, compared with $2.0 million on December 31, 2022.

About Emmaus Life Sciences

Emmaus Life Sciences, Inc. is a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease. Endari® (L-glutamine oral powder), indicated to reduce the acute complications of sickle cell disease in adults and children 5 years and older, is approved for marketing in the United States, Israel, Kuwait, Qatar, the United Arab Emirates, Bahrain and Oman and is available on a named patient or early access basis in France, the Netherlands, and the Kingdom of Saudi Arabia, where Emmaus’ application for marketing authorization is awaiting final action by the Saudi Food & Drug Authority. For more information, please visit www.emmausmedical.com.

About Endari® (prescription grade L-glutamine oral powder) Endari®, Emmaus’ prescription grade L-glutamine oral powder, was approved by the U.S. Food and Drug Administration (FDA) in July 2017 for treating sickle cell disease in adult and pediatric patients five years of age and older.

Indication

Endari® is indicated to reduce the acute complications of sickle cell disease in adult and pediatric patients five years of age and older.

Important Safety Information

The most common adverse reactions (incidence >10 percent) in clinical studies were constipation, nausea, headache, abdominal pain, cough, pain in extremities, back pain, and chest pain.

Adverse reactions leading to treatment discontinuation included one case each of hypersplenism, abdominal pain, dyspepsia, burning sensation, and hot flash.

The safety and efficacy of Endari® in pediatric patients with sickle cell disease younger than five years of age has not been established.

For more information, please see full Prescribing Information of Endari® at: www.ENDARIrx.com/PI.

About Sickle Cell Disease

There are approximately 100,000 people living with sickle cell disease (SCD) in the United States and millions more globally. The sickle gene is found in every ethnic group, not just among those of African descent; and in the United States an estimated 1-in-365 African Americans and 1-in-16,300 Hispanic Americans are born with SCD.1 The genetic mutation responsible for SCD causes an individual's red blood cells to distort into a "C" or a sickle shape, reducing their ability to transport oxygen throughout the body. These sickled red blood cells break down rapidly, become very sticky, and develop a propensity to clump together, which causes them to become stuck and cause damage within blood vessels. The result is reduced blood flow to distal organs, which leads to physical symptoms of incapacitating pain, tissue and organ damage, and early death.2

1Source: Data & Statistics on Sickle Cell Disease – National Center on Birth Defects and Developmental Disabilities, Centers for Disease Control and Prevention, December 2020.
2Source: Committee on Addressing Sickle Cell Disease – A Strategic Plan and Blueprint for Action -- National Academy of Sciences Press, 2020.

Forward-looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the trend in sales in the MENA region and in the U.S. and need for related-party loans or other financing needed to meet our current liabilities and fund our business and operations. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time, including factors disclosed in the company’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023 filed with the Securities and Exchange Commission on March 31, 2023, May 15, 2023 and August 14, 2023, respectively, and actual results may differ materially. Such forward-looking statements speak only as of the date they are made, and Emmaus assumes no duty to update them, except as may be required by law.

Company Contact:

Emmaus Life Sciences, Inc.

Willis Lee

Chief Operating Officer

(310) 214-0065, Ext. 1130

wlee@emmauslifesciences.com

(Financial Tables Follow)

Emmaus Life Sciences, Inc.

Condensed Consolidated Statement of Operations and Comprehensive Income Loss

 (In thousands, except share and per share amounts) (Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2023	2022	2023	2022
Revenues, Net	$10,759	$4,287	$17,512	$7,521
Cost of Goods Sold	508	396	937	1,403
Gross Profit	10,251	3,891	16,575	6,118
Operating Expenses	6,925	5,331	14,414	10,626
Income (Loss) from Operations	3,326	(1,440)	2,161	(4,508)
Total Other Expenses	(4,842)	(7,270)	(7,155)	(5,847)
Net Loss	(1,482)	(8,892)	(5,009)	(10,434)
Comprehensive Income (Loss)	1,381	(12,664)	(2,504)	(13,518)
Net Loss Per Share	($0.03)	($0.18)	($0.10)	($0.21)
Weighted Average Common Shares Outstanding	52,865,353	49,319,995	51,793,445	49,315,952

Emmaus Life Sciences, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	As of
	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$1,361	$2,021
Accounts receivable, net	5,573	375
Inventories, net	1,814	2,379
Prepaid expenses and other current assets	1,099	1,514
Total Current Assets	9,847	6,289
Property and equipment, net	68	75
Equity method investment	18,302	18,828
Right of use assets	2,585	2,799
Investment in convertible bond	19,210	19,971
Other Assets	276	263
Total Assets	$50,288	$48,225

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued expenses	$15,200	$13,549
Conversion feature derivative, notes payable	4,217	3,248
Notes payable, current portion	8,462	6,814
Convertible notes payable, net of discount	14,306	14,655
Other current liabilities	19,362	16,057
Total Current Liabilities	61,547	54,323
Notes payable, less current portion	0	380
Other long-term liabilities	23,773	27,613
Total Liabilities	85,320	82,316
Stockholders’ Deficit	(35,032)	(34,091)
Total Liabilities & Stockholders’ Deficit	$50,288	$48,225

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